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                                                                       EXHIBIT N

                               CREDIT SUISSE TRUST
                            SMALL CAP VALUE PORTFOLIO



                                 RULE 18f-3 PLAN


                Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangements and expense allocation of each class (a "Class"), and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these classes of shares and the exchange features of each class are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the governing documents of the Credit Suisse Trust (the "Fund"), on behalf of its Small Cap Value Portfolio (and any additional portfolio in the future established by the Board), by action of the Board of Trustees of the Fund.

                The Board of Trustees, including a majority of the non-interested Trustees, of the Fund has determined that the following Plan is in the best interests of each class individually and the Fund as a whole:

                1. Class Designation. Shares of the Fund may be divided into _______ Class (the "12b-1 Class") and [Trust] Class (the "Non-12b-1 Class") shares.

                2. Differences in Services. Credit Suisse Asset Management Securities, Inc. ("CSAMSI") will oversee the provision of administrative services with respect to the 12b-1 Class shares and Non-12b-1 Class shares of the Fund. CSAMSI or its affiliates will also provide, or enter into agreements with other parties to provide, distribution services, shareholder services and/or administrative and accounting services to holders of Fund shares or to or on behalf of insurance contract owners or employee benefit plan participants who have a beneficial interest in Fund shares ("Customers"). CSAMSI or its affiliates may compensate insurance companies, plan sponsors or record-keepers or their affiliates ("Service Organizations") that provide such services.

                3.      Differences in Distribution Arrangements.

                Non-12b-1 Class Shares. Non-12b-1 Class shares are offered without a sales charge or 12b-1 fee. Specified minimum initial and subsequent purchase amounts may, from time to time, be applicable to the Non-12b-1 Class shares.

                12b-1 Class Shares. The Fund's 12b-1 Class shares are offered without a sales charge. The Fund's 12b-1 Class shares are subject to a Rule 12b-1 fee at an annual rate of 0.25% per year of the average daily net assets of the 12b-1 Class shares of the Fund. Specified minimum initial and subsequent purchase amounts may, from time to time, be applicable to the 12b-1 Class shares.

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                General. Payments may be made to Service Organizations, the
Customers of which have a beneficial interest in the Fund's 12b-1 Class shares, by CSAMSI, Credit Suisse Asset Management, LLC, the Portfolio's adviser, or an affiliate of either from such entity's own resources, which may include a fee it receives from the Fund. In certain cases, a portion of such payments may be reimbursed by the Fund.

                4. Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under a Plan adopted pursuant to Rule 12b-1 under the 1940 Act; and (b) expenses incurred in connection with shareholders' meetings as a result of issues relating to a specific Class. All other expenses of a Fund shall be allocated among outstanding Classes on the basis of relative net assets.

                The fees and expenses listed above which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

                5. Exchange Privileges. Shares of a Class shall be exchangeable only for (a) shares of other portfolios of the Fund, subject to certain exceptions as set forth in the prospectus and statement of additional information with respect to a particular Class, and (b) shares of certain other investment companies or classes thereof specified from time to time.

                6. Additional Information. This Plan is qualified by and subject to the terms of the then current prospectus and statement of additional information of the Fund; provided, however, that none of the terms set forth in any such materials shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus and statement of additional information for each Class may contain additional information about that Class and the Fund's multiple class structure.



Dated:    February 12, 2002


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